Exhibit 10.18

DICKIE WALKER MARINE, INC.

Financial and Code of Ethics Complaint Procedures Policy

The Board of Directors of Dickie Walker Marine, Inc. hereby adopts the following resolution by unanimous vote on November 17, 2003:

RESOLVED, that the following procedures shall apply to financial complaints and known or suspected violations of the Code of Ethics affecting Dickie Walker Marine, Inc. (the “Company”) effective immediately:

1. All complaints and concerns received by the Company regarding accounting, internal accounting controls or auditing matters (each a “Financial Complaint”) and known or suspected violations of the Company’s Code of Ethics (each a “Code of Ethics Complaint”) shall be dealt with expeditiously, thoroughly and in writing by management. Each of the Chief Financial Officer of the Company (“CFO”) and the Chief Executive Officer of the Company (“CEO”) shall be provided a copy of each Financial Complaint and Code of Ethics Complaint (each, a “Complaint”).

2. The CFO shall retain in filing for a period of not less than five (5) years copies of all Complaints regarding the Company, whether received from employees of the Company or third parties, and management’s written responses.

3. The CFO or CEO shall notify the Audit Committee of the Board of the Company (the “Committee”) of each Complaint received from any person who is not an employee of the Company (an “External Complaint”) and the disposition of such External Complaint in accordance with paragraph 10 below.

4. Each employee of the Company is directed to notify his or her direct supervisor of any Financial Complaints regarding questionable accounting or auditing matters of the Company or any Code of Ethics Complaint (each an “Internal Complaint”), unless such employee believes that his or her direct supervisor (i) is the source of or a knowing participant in the questionable matter, or (ii) is otherwise compromised in addressing the Internal Complaint objectively (a “Compromised Supervisor”). Such employee is encouraged to put such Internal Complaint in writing.

5. Such supervisor shall direct each such Internal Complaint to the CFO and CEO of the Company, but shall withhold any information from the CFO and CEO that would identify the concerned employee. Such supervisor shall hold the identity of such concerned employee confidential, provided that the supervisor believes that the Internal Complaint was submitted in good faith. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees.

6. The CFO or CEO, or their designee, shall investigate the Internal Complaint and shall take such action as they deem appropriate. The CFO or CEO shall respond promptly in writing to the supervisor. Upon receipt of a written response to the Internal Complaint from the CFO or CEO, the supervisor shall provide that response promptly to the concerned employee.

7. In the event that the concerned employee (i) believes that his or her direct supervisor is a Compromised Supervisor, (ii) does not believe his or her supervisor forwarded the Internal Complaint as required by this Policy, (iii) does not receive from his or her supervisor a written response to the Internal Complaint within a reasonable time, or (iv) is not satisfied with the response of management of the Company, he or she may provide in writing to Cynthia R. Smith, Esq., at csmith@gorsuch.com or in care of Gorsuch Kirgis LLP , Tower L, Suite 1000, 1515 Arapahoe St., Denver, CO, 80202 (the “Ombudsman”), his or her concerns, the response of management, if applicable, and the reasons for the inadequacy of management’s response, if applicable (the “Complaint Information”). The employee shall also indicate whether he or she believes that such Complaint Information should be provided to the Committee or to Company management. The Ombudsman shall hold such

Complaint Information in confidence (except as expressly provided in this policy) and shall forward to the CEO or the Chairman of the Committee, as directed by the concerned employee, the Complaint Information with the deletion of any references that would identify the employee. In the absence of any direction from the concerned employee, the Ombudsman shall provide the Complaint Information to the CEO if the Complaint Information does not indicate receipt of a response from Company management, and to the Chairman of the Committee if the Complaint Information indicates receipt of a response from Company management.

8. Upon receipt of the Complaint Information from the Ombudsman, the Committee, or the CEO, as applicable, shall consider and investigate such Complaint Information and take such action or make such recommendations as it deems appropriate. The CEO and CFO shall respond promptly in writing to the Ombudsman regarding each such Complaint Information provided to them. For Complaint Information submitted to the Committee, if the Committee deems that a response to the employee is appropriate, the Committee shall provide a written response to the Ombudsman. After any such response to the Ombudsman, the Ombudsman shall promptly forward such response to the concerned employee.

9. If a violation of the Code of Ethics has occurred, the violation shall be reported to the Board of Directors who shall determine appropriate disciplinary action.

10. With respect to any Financial Complaints, if the CFO or CEO reasonably believes that the Financial Complaint constitutes a questionable issue or one that could have a material impact on the financial statements or financial condition of the Company, he or she shall notify each member of the Committee promptly with a detailed description of the Financial Complaint, management’s analysis of such Financial Complaint and scope of investigation, and a copy of management’s written response (the “Management Complaint Report”). If the CFO and CEO reasonably believe that the Financial Complaint does not constitute a questionable issue or one that could have a material impact on the financial statements or financial condition of the Company, he or she shall provide the Management Complaint Report regarding such Financial Complaint to the Committee at its next scheduled meeting.

10. Management shall notify all Company employees of this policy as it relates to Internal Complaints.

2